A.M. CASTLE & CO. - 8-K

Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAW AND THIS WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

WARRANT

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M., NEW YORK CITY TIME, ON June 8, 2018

WARRANT TO PURCHASE

______________ SHARES OF COMMON STOCK OF

A.M. Castle & Co.

DISTRIBUTION DATE: December 8, 2016

No. ________

This certifies that, for value received, ___________________________, and its registered assigns (collectively, the “Holder”), is entitled to purchase from A.M. Castle & Co., a corporation incorporated under the laws of the State of Maryland (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on June 8, 2018, the number of fully paid and non-assessable shares of Common Stock of the Company set forth above at the Exercise Price (as defined below). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of this Warrant. The initial Exercise Price shall be [$0.50][$0.65].

THIS WARRANT (this “Warrant”) is made as of the eighth day of December, 2016 between the Company and the Holder.

WHEREAS, the Company proposes to issue, on the date of this Warrant, warrants to purchase, in the aggregate, 5,000,000 shares of the Company’s common stock, par value $0.01 per share, at an exercise price of (i) $0.50 in the case of 50% of the warrants and (ii) $0.65 in the case of the remaining 50% of the warrants, to all Lenders (as defined in the Credit and Guaranty Agreement) under the Credit and Guaranty Agreement (as defined below), on a pro rata basis, based upon the proportion of the Commitment (as defined in the Credit and Guaranty Agreement) such Lender bears to the total Commitment;

WHEREAS, all acts and things have been done and performed which are necessary to make this Warrant, when executed on behalf of the Company and countersigned by or on behalf of the Holder, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. As used in this Warrant, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized by law to remain closed.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Credit and Guaranty Agreement” shall mean the Credit and Guaranty Agreement, dated as of December 8, 2016, by and among the Company, Total Plastics Inc., A.M. Castle & Co. (Canada) Inc., Keystone Tube Company, LLC, HY-Alloy Steels Company, Keystone Service, Inc., the Lenders party thereto from time to time and Cantor Fitzgerald, as administrative agent and collateral agent.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f) “Expiration Date” shall mean 5:00 p.m., New York City time, on June 8, 2018, or if such day is not a Business Day, the next succeeding day which is a Business Day.

(g) “NASDAQ” shall mean The NASDAQ Stock Market (including any of its subdivisions such as the NASDAQ Global Select Market) or any successor market thereto.

(h) “Common Stock” shall mean common stock, $0.01 par value per share, of the Company. For purposes of Article IV hereof, references to “shares of Common Stock” shall be deemed to include shares of any other class of stock resulting from successive changes or reclassifications of the Common Stock consisting solely of changes in par value or from no par value to par value and vice versa.

(i) “NYSE” shall mean The New York Stock Exchange or any successor stock exchange thereto.

(j) “OTC” shall mean the OTCQB® Venture Market or any successor market thereto.

(k) “Permitted Sale” shall mean, directly or indirectly, in one or more related transactions, (a) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions (each, an “Acquisition”), in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity or any direct or indirect parent thereof after the closing of such transaction or (b) any sale, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more transactions (each, an “Asset Sale”). Notwithstanding the foregoing, an Acquisition by or Asset Sale to any Affiliate of the Company shall not be a Permitted Sale.

(l) “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended.

(n) “Warrant Shares” shall mean Common Stock and any other securities purchased or purchasable upon exercise of this Warrant (and, if the context requires, securities which may thereafter be issued by the Company in respect of any such securities, by means of any stock splits, stock dividends, recapitalizations, reclassifications or the like, including as set forth in Article III).

Section 1.2 Table of Defined Terms.

Term	Section Number
Aggregated Person	Section 2.10
Company	Recitals
Distribution	Section 3.1(b)
Exercise Amount	Section 2.5(a)
Exercise Form	Section 2.3(a)
Exercise Price	Section 2.1
Fundamental Change	Section 2.1(c)
Holder	Recitals
Restricted Ownership Percentage	Section 2.10
Section 16 Conversion Blocker	Section 2.10
Warrant	Recitals

ARTICLE II

TERMS AND EXERCISE OF WARRANT

Section 2.1 Exercise Price. As of the Date of this Warrant, this Warrant shall entitle the Holder, subject to the provisions of this Warrant, to purchase from the Company (and the Company shall issue and sell to each Holder) the number of Warrant Shares, at the price of [$0.50][$0.65] per whole share (as the same may be hereafter adjusted pursuant to Article III, the “Exercise Price”).

Section 2.2 Duration of Warrant. This Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time during the period commencing on the date of this Warrant and terminating at 5:00 p.m., New York City time, on the Expiration Date. The Warrant, or any portion thereof, not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, shall become permanently and irrevocably null and void at 5:00 p.m., New York City time, on the Expiration Date, and all rights thereunder and all rights in respect thereof under this Warrant shall cease at such time. Notwithstanding the foregoing, this Warrant shall terminate and cease to be exercisable on the date of the completion of a Permitted Sale where the consideration is payable in cash. If the completion of a Permitted Sale where the consideration is payable in cash occurs and (i) the per share sale price of the Company is less than the Exercise Price, then the Warrant shall terminate and cease to be exercisable concurrently with the completion of the Permitted Sale for no consideration, or (ii) the per share sale price of the Company is greater than the Exercise Price, then the Warrant shall be terminated and cease to be exercisable concurrently with the completion of the Permitted Sale and in exchange therefor the Company shall pay the Holder in cash the difference between the Exercise Price and the per share sale price of the Company.

Section 2.3 Method of Exercise.

(a) Subject to the provisions of this Warrant, the Holder may exercise such Holder’s right to purchase the Warrant Shares, in whole or from time to time in part, by: providing an exercise form for the election to exercise such Warrant (“Exercise Form”) substantially in the form of Exhibit A hereto, properly completed and duly executed by the Holder, and providing payment to the Company of the Exercise Amount, to the Company.

(b) Any exercise of a Warrant pursuant to the terms of this Warrant shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(c) The Company reserves the right to reasonably reject any and all Exercise Forms not in proper form. Such determination by the Company shall be final and binding on the Holder, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of the Warrant or defects in Exercise Forms with regard to any particular exercise of this Warrant. The Company shall not be under any duty to give notice to the Holder of any irregularities in any exercise of this Warrant, nor shall it incur any liability for the failure to give such notice.

Section 2.4 Issuance of Warrant Shares. Upon exercise of this Warrant pursuant to Section 2.3 and clearance of the funds in payment of the Exercise Price, the Company shall promptly at its expense, and in no event later than ten (10) Business Days thereafter, calculate and cause to be issued to the Holder the total number of whole Warrant Shares for which this Warrant is being exercised (as the same may be hereafter adjusted pursuant to Article III). A book-entry interest in the Warrant Shares shall be registered on the books of the Company’s transfer agent or, at the Holder’s option, a physical certificate representing the number of Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder shall be delivered to the address designated by the Holder on its Exercise Form.

Section 2.5 Exercise of Warrant. This Warrant or any portion thereof may be exercised by the Holder at any time or from time to time during the period specified in Section 2.2 hereof by delivery of payment to the Company, by wire transfer of immediately available funds to an account designated by the Company, of the full Exercise Price for the number of Warrant Shares specified in the Exercise Form (which shall be equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised) and, to the extent required by Section 5.5 hereof, any and all applicable taxes and charges due in connection with the exercise of Warrants and the exchange of Warrants for Warrant Shares (the “Exercise Amount”).

Section 2.6 Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Warrant Shares as may be from time to time issuable upon exercise in full of this Warrant. All Warrant Shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all taxes (subject to Section 6.5), liens, security interests, charges and other encumbrances or restrictions of any kind (other than any applicable restrictions under federal and state securities laws) and free and clear of all preemptive rights or similar rights of stockholders, and the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue all Warrant Shares in compliance with this sentence. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the issuance of Warrant Shares to issue shares of Common Stock upon the exercise of this Warrant. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price in effect immediately prior to such increase in stated or par value and will from time to time take all actions reasonably necessary to ensure that the stated or par value per share, if any, of the Common Stock is at all times less than the Exercise Price then in effect.

Section 2.7 Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of this Warrant. All shares of capital stock issuable upon coersion of more than one Warrant by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, round such fraction of a share to the nearest whole number of shares. For the avoidance of doubt, 0.5 of a share shall be rounded to one (1) share.

Section 2.8 Listing. To the extent the underlying Common Stock of the Company is then listed on a national securities exchange or stock market, the Company shall secure the listing of shares of Common Stock issuable from time to time upon exercise of this Warrant or other Warrant Shares on the national securities exchange or stock market, if any, upon which shares of Common Stock (or securities of the same class as such other Warrant Shares, if applicable) are then listed (subject to official notice of issuance upon exercise of Warrants) and shall maintain, so long as any other shares of Common Stock (or, as applicable, other securities) shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of Warrants. If the underlying Common Stock is not listed on a national securities exchange or stock market, but is listed on the OTC, then the Company shall secure the listing of shares of Common Stock issuable from time to time upon exercise of this Warrant or other Warrant Shares on the OTC and shall maintain, so long as any other shares of Common Stock (or, as applicable, other securities) shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of Warrants.

Section 2.9 Redemption. This Warrant shall not be redeemable by the Company or any other Person.

Section 2.10 Certain Limitations on Issuance of Common Stock.

(a) Notwithstanding any other provision of this Warrant, for so long as the Common Stock is registered under the Exchange Act, the Holder shall not be entitled to receive shares of Common Stock upon exercise of this Warrant during any period of time in which the aggregate number of shares of Common Stock that may be acquired by the Holder upon exercise of the Warrant shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such holder and each person subject to aggregation of common stock with such holder under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.99% (the “Restricted Ownership Percentage”) of the total issued and outstanding shares of Common Stock (the “Section 16 Conversion Blocker”). Notwithstanding the foregoing, this Section 16 Conversion Blocker shall not apply with respect to the Holder if the Holder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of Common Stock issuable upon exercise of this Warrant and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on the Holder’s right to convert, exercise or purchase similar to this limitation.

(b) Notwithstanding the foregoing, the Company shall issue shares of Common Stock upon exercise of this Warrant up to (but not exceeding) the amount that would cause the Holder (together with any Aggregated Person) to equal the Restricted Ownership Percentage; provided that each Holder shall have the right at any time and from time to time to reduce the Restricted Ownership Percentage applicable to the Holder immediately upon prior written notice to the Company (provided that, for the avoidance of doubt, in such event, the Holder may sell shares of Common Stock or this Warrant to reduce the aggregate number of shares of Common Stock deemed beneficially owned by such holder (together with any Aggregated Person) to a level below the reduced Restricted Ownership Percentage, in which case the this Warrant will be exercisable by the Holder up to (but will not exceed) the reduced Restricted Ownership Percentage) or increase the Restricted Ownership Percentage applicable to the Holder (together with any Aggregated Person) upon 65 days’ prior written notice to the Company.

ARTICLE III

ADJUSTMENT OF SHARES OF COMMON STOCK PURCHASABLE AND OF EXERCISE PRICE

The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article III.

Section 3.1 Mechanical Adjustments.

(a) Subject to the provisions of Section 2.7, if at any time prior to the exercise in full of this Warrant, the Company shall (i) pay or declare a dividend or make a distribution on the Common Stock, in each case, payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (ii) subdivide, split, reclassify or recapitalize its outstanding Common Stock into a greater number of shares, (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), then the Exercise Price in effect at the time of the record date of such event shall be adjusted (either upward or downward, as the case may be) so that the Holder shall be entitled to receive the aggregate number and kind of shares which, if their Warrants had been exercised in full immediately prior to such event, the Holder would have owned upon such exercise and been entitled to receive by virtue of such event. Any adjustment required by this Section 3.1(a) shall be made successively immediately after the earlier of the record date or the effective date of such event, as applicable, whenever any event in this Section 3.1(a) shall occur, to allow the purchase of such aggregate number and kind of shares.

(b) If the Company distributes to holders of its Common Stock any assets (including but not limited to cash), securities, or warrants to purchase securities (including but not limited to Common Stock), other than as described in Section 3.1(a) or Section 3.1(c) (any such non-excluded event being referred to herein as a “Distribution”), then the Exercise Price shall be decreased, effective immediately after the record or other distribution date of such Distribution, by the amount of cash and/or fair market value (as determined in good faith by the Board after consultation with an investment banking firm of nationally recognized standing) of any securities or assets paid or distributed on each share of Common Stock in respect of such Distribution. Simultaneously with any adjustment of the Exercise Price pursuant to this Section 3.1(b), the number of Warrant Shares able to be purchased upon the exercise hereof shall be increased proportionately based on the adjustment to the Exercise Price. Any adjustment required by this Section 3.1(b) shall be made successively immediately after the earlier of the record date or distribution date whenever any event in this Section 3.1(b) shall occur to allow the purchase of the aggregate number and kind of shares to which the Holder may be entitled.

(c) If any transaction or event (including, but not limited to, any merger, consolidation, sale of all or substantially all of the assets of the Company and its Subsidiaries, tender or exchange offer, reorganization, reclassification, compulsory share exchange or liquidation) occurs in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets or receives a dividend of the proceeds from any such transaction (each, a “Fundamental Change”), the Holder will have the right upon any subsequent exercise (and payment of the applicable Exercise Price) to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that the Holder would have received if this Warrant had been exercised pursuant to the terms hereof immediately prior thereto (assuming this Holder failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Fundamental Change). Any adjustment required by this Section 3.1(c) shall be made successively immediately after the earlier of the record date or the effective date, as applicable, whenever any event in this Section 3.1(c) shall occur, to allow the purchase of the aggregate number and kind of shares or other consideration to which the Holder may be entitled. The Company will not effect any capital reorganization or reclassification of its capital stock, or any consolidation or merger, or the sale of all or substantially all of its assets (where there is a change in or distribution with respect to the Common Stock) unless prior to the consummation thereof the successor Person (if other than the Company) shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

(d) Subject to the provisions of Section 2.7, whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to Section 3.1(a), the number of Warrant Shares issuable upon exercise of this Warrant shall simultaneously be adjusted to a number of Warrant Shares determined by multiplying the number of Warrant Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date of such adjustment and dividing the product so obtained by the Exercise Price, as adjusted.

(e) If, at any time after the Issue Date, any adjustment is made to the applicable Exercise Price pursuant to this Section 3.1, such adjustment to the Exercise Price will be applicable with respect to this Warrant and all warrants issued in exchange or substitution therefor on or after the date of the event causing such adjustment to the Exercise Price.

(f) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Section 3.1(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3.1 shall be made to the nearest cent ($0.01) (with $.005 being rounded upward) or to the nearest one-hundredth of a share (with .005 of a share being rounded upward), as the case may be. Notwithstanding anything in this Section 4.1 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the Common Stock as a result of any adjustment made hereunder.

(g) In the event that at any time, as a result of any adjustment made pursuant to Section 3.1(a), Section 3.1(b) or Section 3.1(c), the Holder thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 3.1.

(h) The Company will not take any action that results in any adjustment hereunder if the total number of shares of Common Stock issuable after such action upon exercise in full of the Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Articles of Incorporation, as amended from time to time.

Section 3.2 Notices of Adjustment. Whenever the number and/or kind of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Holder a certificate signed by its Chairman of the Board, its Chief Executive Officer, its President, any Vice President or its Treasurer setting forth the adjusted number and/or kind of shares purchasable upon the exercise of this Warrant and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and (ii) give written notice to the Holder in the manner provided in Section 7.2 below, which notice shall state the record date or the effective date of the event in addition to the adjusted number and/or kind of shares purchasable upon the exercise of this Warrant and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 3.3 Form of Warrant After Adjustments. The form of the Warrant need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in Warrants, as initially issued. The Company, however, may at any time in its sole discretion make any change in the form of Warrant that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant, and any Warrant thereafter issued, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form so changed.

ARTICLE IV

TRANSFER AND EXCHANGE

OF WARRANT AND WARRANT SHARES

Section 4.1 Transfers and Exchanges.

(a) This Warrant and all rights hereunder are and will be transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment agreement substantially in the form of Exhibit B hereto. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. No service charge shall be made to a Holder for any registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Holder in connection with any such exchange or registration of transfer.

(b) Restrictions on Transfer. No Warrants or Warrant Shares shall be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

(c) Fractional Warrants. The Company shall not be required to effect any transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

ARTICLE V

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 5.1 No Rights or Liability as Stockholder; Notice to Holders. Nothing contained in this Warrant shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. To the extent not covered by any statement delivered pursuant to Section 3.2, the Company shall give notice to the Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrant:

(a) any dividend or distribution (whether payable in cash, securities or other assets) upon the Common Stock shall be approved by the Company’s Board;

(b) an offer for subscription pro rata to the holders of Common Stock of any additional shares of stock of any class or other securities or rights shall be approved by the Company’s Board;

(c) a dissolution, liquidation or winding up of the Company shall be approved by the Company’s Board;

(d) any of the following additional events shall be approved by the Company’s Board: a capital reorganization or reclassification of the Common Stock; any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding); any sale or conveyance to another Person of all or substantially all of the assets of the Company; or any other Fundamental Change.

Such giving of notice shall be initiated at least ten (10) Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to vote on any of the events described in clauses (a)-(d) immediately above. Such notice shall specify such record date or the date of closing the stock transfer books or the date the relevant event shall take place, as the case may be, a reasonably detailed description of such event, and the anticipated timing thereof. Failure to provide such notice shall not affect the validity of any action taken in connection with such proposed event. For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 3.1 by reason of any event as to which notice is required by this Section 5.1.

Section 5.2 Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall issue, sign and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for this Warrant, as applicable, lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence and an affidavit reasonably satisfactory to the Company of the loss, theft or destruction of the Warrant, or the posting of an indemnity or bond of the Company for any losses in connection therewith, if requested by the Company, also satisfactory to it. Applicants for such substitute Warrant shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.

Section 5.3 Restrictions on Exercise and Transfer.

(a)       Neither this Warrant nor the Warrant Shares issuable upon exercise of this Warrant have been registered under the Securities Act or any state securities act (collectively, the “Acts”). Therefore, in order among other things, to ensure compliance with the Acts and notwithstanding anything else in the Warrant to the contrary, this Warrant and the Warrant Shares that may be issued upon the exercise hereof, may not be sold or transferred in the absence of (i) an effective registration statement or post-effective amendment thereto for such Warrant or Warrant Shares under the Acts, or (ii) Holder’s delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that an exemption from the registration requirements of the Acts is available.

(b)       Notwithstanding Section 5.3(a), this Warrant and the Warrant Shares issuable upon exercise of this Warrant are subject to the terms and conditions of a Registration Rights Agreement, dated as of December 8, 2016, among the Company and Holders (the “Registration Right Agreement”) providing for the registration under the Securities Act of the resale of the Warrant Shares issuable upon exercise of the Warrants.

Section 5.4 Legends of Shares. Until such time as the registration statement filed pursuant to the above mentioned Registration Rights Agreement is declared effective, each certificate for Warrant Shares initially issued upon exercise of this Warrant shall bear a legend in substantially the following form (and any additional legend required under said Acts, the Company’s Certificate of Incorporation or By-Laws or otherwise):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAW AND SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Acts of the securities represented thereby) shall also bear such legend unless, in the reasonable opinion of counsel for the Company, the securities represented thereby need no longer be subject to the transfer restrictions contained in this Warrant. The exercise and transfer restriction provisions of this Warrant shall be binding upon the subsequent Holders of the Warrant.

Section 5.5 Cancellation of Warrants. If the Company shall purchase or otherwise acquire this Warrant, this Warrant shall be cancelled and retired.

Section 5.6 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of the Warrant Shares upon the exercise of the Warrant, but any taxes or charges in connection with the issuance of Warrant Shares in any name other than that of the Holder of the Warrant shall be paid by the Holder; and in any such case, the Company shall not be required to issue or deliver any Warrant Shares until such taxes or charges shall have been paid or it is established to the Company’s reasonable satisfaction that no tax or charge is due.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Binding Effects; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Holder and their respective heirs, legal representatives, successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any Person other than the Company and the Holder, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

Section 6.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by electronic or facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one Business Day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by electronic or facsimile transmission, on the Business Day after such transmission is sent, in each case as follows:

if to the Company, to:

A.M. Castle & Co.
1420 Kensington Court, Suite 220
Oak Brook, IL 60523
Facsimile No.: (847) 349-2516
Attention: Marec E. Edgar

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Facsimile No.: (312) 558-5600
Attention: R. Cabell Morris and Karen A. Weber

if to the Holder, to:

[●]

Section 6.3 Persons Having Rights under this Warrant. Nothing in this Warrant expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the parties hereto and the Holder, any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holder.

Section 6.4 Counterparts. This Warrant may be executed in any number of original, facsimile, PDF or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof.

Section 6.6 Amendments.

(a) Subject to Section 6.6(b) below, this Warrant may not be amended except in writing signed by all parties hereto.

(b) The Company may from time to time supplement or amend this the Warrant (a) without the approval of the Holder in order to cure any ambiguity, manifest error or other mistake in this Warrants, or to correct or supplement any provision contained herein or in this Warrant that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holder or (b) with the prior written consent of the Holder. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 6.6 will be binding upon the Holder and upon each future holder of the Warrant and the Company. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to the Holder.

Section 6.6 No Inconsistent Agreements. The Company will not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Warrant or the provisions hereof. The Company represents and warrants to the Holder that, as of the date hereof, the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

Section 6.7 Integration/Entire Agreement. This Warrant and the other agreements and documents referenced herein constitute the complete agreement among the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the parties with respect thereto.

Section 6.8 Governing Law, Etc. This Warrant shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State. Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Warrant or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 6.2 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 6.9 Termination. This Warrant shall terminate on the Expiration Date. The provisions of this Article VI shall survive such termination.

Section 6.10 Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Warrant and the transactions contemplated hereby.

Section 6.11 Severability. In the event that any one or more of the provisions contained herein or in this Warrant, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company as of the 8th day of December, 2016.

A.M. CASTLE & CO.

By:

Print Name:

Title:

[Holder]

By:

Name:

Title:

EXHIBIT A

EXERCISE FORM

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant, to purchase Warrant Shares and herewith tenders payment for _______ of the Warrant Shares to the order of A.M. Castle & Co. in the amount of $_________ in accordance with the terms of the Warrant Agreement and this Warrant:

The undersigned requests that [a statement representing] the Warrant Shares be delivered as follows:

Name
Address

Delivery Address (if different)

If said number of shares shall not be all the shares purchasable under the within Warrant, the undersigned requests that a new Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant delivered as follows:

Name
Address

Delivery Address (if different)

_______________________________ Signature ________________________

Social Security or Other Taxpayer

Identification Number of Holder

EXHIBIT B

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)

For value received, ______________________________ hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by such Warrant to purchase number of Warrant Shares listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Holder under the within Warrant, and does hereby irrevocably constitute and appoint _____________________________ attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Warrant Shares set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Warrant Shares

And if said number of Warrant Shares shall not be all the Warrant Shares represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrant Shares registered by said Warrant.

Dated: , 20__ Signature ______________________________

Note:	The above signature should correspond exactly with the name on the face of this Warrant